AMENDMENT TO

PLAN OF ARRANGEMENT UNDER SECTION 252

OF THE COMPANY ACT (BRITISH COLUMBIA)

THIS AGREEMENT made the 20th day of July, 2000

BETWEEN:

COPPER MOUNTAIN MINES LTD., a company amalgamated

pursuant to the laws of the Province of British Columbia having its registered and records office at 1500-1040 West Georgia Street,

Vancouver, British Columbia

("Copper Mountain")

AND:

CEN CHINA EDUCATION NETWORK LTD., a company,

incorporated pursuant to the laws of the Province of British

Columbia having its registered and records office at 1900-885

West Georgia Street, Vancouver, British Columbia

("CEN")

WHEREAS:

A.

Pursuant to a combination agreement (the "Combination Agreement"), dated as of May 23.2000, Copper Mountain and CEN have agreed to enter into a plan of arrangement (the "Plan of Arrangement") in substantially the form attached as Schedule A to the Combination Agreement;

B.

Section 2.3.1 of the Plan of Arrangement provides that each of the Common shares of CEN (the "CEN Shares"), shall be and shall be deemed to be transferred to Copper Mountain in exchange for 3.84 Common shares of Copper Mountain ("Copper Mountain Shares"):

C.

Copper Mountain is the owner of 100,000 CEN Shares;

D.

Pursuant to the Plan of Arrangement, Copper Mountain would acquire 384,000 Copper Mountain Shares;

E.

Section 6.1 of the Plan of Arrangement provides that the Plan of Arrangement may be amended with the consent of Copper Mountain and CEN and, provided that any such amendment is approved by their respective shareholders, will become a part of the Plan of Arrangement for all purposes; and

F.

Copper Mountain and CEN now wish to amend the Plan of Arrangement to provide that the CEN Shares held by Copper Mountain will not be exchanged for Copper Mountain Shares.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.

The Plan of Arrangement is hereby amended by deleting Section 2.3.1 in its entirety and inserting the following in its place:

"2.3.1

At the Effective Time, without any further act or formality, each of the CEN Shares, other than CEN Shares held by Copper Mountain or held by registered holders who have exercised dissent rights as contemplated in Section 3.1 hereof and who are ultimately entitled to be paid fair value for their CEN Shares, shall be and shall be deemed to be transferred to Copper Mountain in exchange for 3.84 Copper Mountain Shares."

2.

The amendment to the Plan of Arrangement contained herein be placed before the shareholders of each of Copper Mountain and CEN for their approval.

IN WITNESS WHEREOF, the parties have executed this Agreement this 20th day of July, 2000.

COPPER MOUNTAIN MINES LTD.

By: _____________________________

Authorized Signatory

CEN CHINA EDUCATION NETWORK LTD

By: _____________________________

Authorized Signatory